                                                                    EXHIBIT 6.03
CONTRACT

BETWEEN:

SHOWSTAR ONLINE.COM INC.
85-10551 Shellbridge Way
Richmond, B.C.
V6X 2W9

(Hereinafter referred to as "Showstar")

AND:

Lee Zheng
515 KSH Centre
151-153 Hoi Bun Road
Kwun Tong, Kowloon
Hong Kong

(Hereinafter referred to as "LZ")

WHEREAS Showstar agrees to enter into a contract with LZ and whereas LZ agrees to enter into a contract with Showstar to establish a Joint Venture operation in China, the following conditions are hereto agreed to in part and in full pending the creation of a more formal contract:

LZ hereby agrees to:

1) Establish an office and presence, in Hong Kong and China for Artstar.com, a division of ShowStar Online.com, Inc., for the acquisition of content for the web-sites.

2) Be the exclusive representative in China for Artstar.com and ShowStar Online.com, Inc.

3) Provide proper accounting records as specified by Artstar.com for all funds associated with this agreement

SHOWSTAR agrees to:

1) Grant LZ the exclusive right to represent Artstar.com in Hong Kong and China.

2) Provide LZ $5,000 US per month starting November 1, 1999 to operate the office

3) Provide LZ with funds to acquire content that has been pre-approved by Showstar executive

4) Pay to LZ a reimbursement of expenses pre-approved by Showstar executive and upon receipt of an expense report with required supporting documentation.

JOINT VENTURE

The Joint Venture structure and organization is to be negotiated before the end of this contract.

LEE ZHENG COMPENSATION

In recognition of Lee Zheng's contribution and based on performance during the life of this contract, ShowStar Online.com, Inc. will grant him an option to purchase 100,000 shares of Showstar common stock for $.50 per share on the anniversary of signing this contract.

TERM
         The term of this agreement shall be one year beginning November 1, 1999.

CANCELLATION OF CONTRACT

Either party can cancel the contract with 60 days notice in writing. LZ will be compensated as above unless the contract is cancelled due to non-performance.

All amounts referred to in this contract are in US Dollars unless otherwise specified.

The above named parties hereby consent to the terms and conditions of this contract.

Dated this 27th day of October 1999 in the City of Richmond, B.C., Canada

For Showstar Online.com, Inc.       Witness
/s/                                 /s/
SIGNATURE
JOHN PUNZO                          RH COSTIN
Print Name

For Lee Zheng           Witness
/s/                     /s/
SIGNATURE
LI ZHENG                LI MEI LING
Print Name